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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                 SCHEDULE 14D-9
                                (AMENDMENT NO.1)
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
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                            GENERAL HOST CORPORATION
                           (Name of Subject Company)

                            GENERAL HOST CORPORATION
                      (Name of Person(s) Filing Statement)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                   370064107
                     (CUSIP Number of Class of Securities)

                                HARRIS J. ASHTON
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            GENERAL HOST CORPORATION
                                  METRO CENTER
                               ONE STATION PLACE
                                 P.O. BOX 10045
                          STAMFORD, CONNECTICUT 06904
                                 (203) 357-9900
                          J. THEODORE EVERINGHAM, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            GENERAL HOST CORPORATION
                                6501 EAST NEVADA
                            DETROIT, MICHIGAN 48234
                                 (313) 366-8400

      (Name, address and telephone number of person authorized to receive notice and communication on behalf of the person(s) filing statement)

                                WITH A COPY TO:

                              JOSEPH A. COCO, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                         NEW YORK, NEW YORK 10022-3897
                                 (212) 735-3000

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                             INTRODUCTORY STATEMENT

    This Amendment No. 1 to the Solicitation/Recommendation Statement, originally filed November 25, 1997 (the "Statement"), is being filed by General Host Corporation, a New York corporation (the "Company"), pursuant to Section 14(d)(4) of the Securities and Exchange Act of 1934, as amended, and relates to a tender offer by Cyrus Acquisition Corp, a New York corporation formed by The Cypress Group L.L.C., dated November 25, 1997, to purchase all of the outstanding shares of common stock, $1.00 par value per share (the "Shares"), of the Company for $5.50 per Share in cash. All capitalized terms used and not defined herein shall have the same meaning as set forth in the Statement.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

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Exhibit 14   Press Release issued by General Host Corporation on December 10, 1997.
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                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 11, 1997

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                                GENERAL HOST CORPORATION

                                By:  /s/ J. THEODORE EVERINGHAM
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                                          Name: J. Theodore Everingham
                                          Title:  Vice President and
                                               General Counsel

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